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May 13, 2010

Board of Directors
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD  20878

Ladies and Gentlemen:

We are acting as counsel to GenVec, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (No. 333-164862) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to $150,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) shares of preferred stock, $0.001 par value per share (“Preferred Shares”), (ii) shares of common stock, $0.001 par value per share (“Common Shares”) and associated preferred share purchase rights (the “Rights”), all of which Rights are to be issued pursuant to the Rights Agreement, dated as of September 7, 2001 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company as rights agent (the “Rights Agent”), or (iii) warrants to purchase Preferred Shares or Common Shares (the “Warrants” and collectively with Preferred Shares and Common Shares, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Directors GenVec, Inc.	- 2 -	May 13, 2010

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Warrants will be issued under one or more warrant agreements; (iv) prior to any issuance of Preferred Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (v) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (vi) the Company will remain a Delaware corporation; (vii) the members of the board of  directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (vii) the Rights will be issued pursuant to the terms of the Rights Agreement.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the warrant agreement for any Warrants and under the Rights Agreement for the Rights, is each duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such warrant agreement or Rights Agreement, as applicable; that such warrant agreement or Rights Agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such warrant agreement or Rights Agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such warrant agreement or Rights Agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect:  (i) as to the opinions given in paragraphs (a) and (b), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraph (c), the laws of the State of New York  (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Board of Directors GenVec, Inc.	- 3 -	May 13, 2010

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)           The Preferred Shares (including any Preferred Shares that are duly issued upon the exercise of Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, will be validly issued, fully paid and nonassessable.

(b)           The Common Shares and associated Rights (including any Common Shares and associated Rights duly issued upon the exchange or conversion of Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Warrants for Common Shares and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, will be validly issued and the Common Shares will be fully paid and nonassessable.

(c)           The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the parties named therein, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in Paragraph (c) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

It should be understood that the opinion in paragraph (b) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (b) above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP